UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2010

PROLOR BIOTECH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-52691	20-0854033
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3 Sapir Street Weizmann Science Park Nes-Ziona, Israel 74140
(Address of Principal Executive Office)
Registrant’s telephone number, including area code (866) 644-7811

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.
Item 3.02                      Unregistered Sales of Equity Securities.

On March 11, 2010 and March 17, 2010, PROLOR Biotech, Inc., a Nevada corporation (the “Company”), entered into each of two substantially identical securities purchase agreements (the “Purchase Agreements”) with certain private investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 10,382,975 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share, at a purchase price of $2.35 per share.

On March 17, 2010 (the “Closing Date”), the Company closed on the issuance of the Shares for aggregate consideration of approximately $24.4 million.  The Company issued the Shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.  Each Investor represented to the Company that such person was an “accredited investor” as defined in Rule 501(a) under the Securities Act and that such Investor’s Shares were being acquired for investment purposes.

The Shares have not been registered under the Securities Act and are “restricted securities” as that term is defined by Rule 144 under the Securities Act.  The Company has not undertaken to register the Shares, and no registration rights have been granted to the Investors in respect of the Shares.  Additionally, each Investor entered into a lockup agreement (each a “Lockup Agreement”) in respect of the Shares, pursuant to which such Investor may not sell or otherwise transfer such shares for a period of one-year following the Closing Date.

The foregoing description of the Purchase Agreements and Lockup Agreement is only a summary and is qualified in its entirety by reference to the full text of the form of Purchase Agreement and the form of Lockup Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K, and each of which is incorporated herein by reference.

ITEM 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement.

10.2	Form of Lockup Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOR BIOTECH, INC.

Date: March 17, 2010	By:	/s/ Shai Novik
Shai Novik
President

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement.

10.2	Form of Lockup Agreement.